Rule 424(b)(3)
Registration No. 333-130317

PROSPECTUS SUPPLEMENT DATED August 4, 2006
to prospectus dated January 4, 2006

HOME SOLUTIONS OF AMERICA, INC.

Common Stock, $.001 par value

5,545,000 Shares[1]

The table of Selling Stockholders is hereby revised to read as follows:

Name of Beneficial Owner	Number of Shares Beneficially Owned before the Offering	Number of Shares Offered for Sale	Number of Shares Beneficially Owned after the Offering(1)	Percentage of Shares Beneficially Owned after the Offering
Alan J. Rubin	36,000 (2)	36,000 (2)	0	*
Alpha Capital AG	109,090.80 (3)	109,090.80 (3)	0	*
Atlantis Software Company Employee Profit Sharing Plan	9,000 (4)	9,000 (4)	0	*
Barry and Ellen Judelson	10,909.20 (5)	10,909.20 (5)	0	*
Ben T. Morris	9,000 (6)	9,000 (6)	0	*
Benedek Investment Group LLC	36,000 (7)	36,000 (7)	0	*
Benjamin Blake Selig	5,454 (8)	5,454 (8)	0	*
Bill Haak and Johnnie S. Haak, JTWROS	6,000	6,000	0	*
Bluegrass Growth Fund, L.P.	200,000 (9)	200,000 (9)	0	*
Pershing LLC as Custodian for Brede C. Klefos IRA	5,458.80 (10)	5,458.80 (10)	0	*
Brian Kuhn	27,600 (11)	27,600 (11)	0	*
Brunella Jacs LLC	36,000 (12)	36,000 (12)	0	*
Capital Ventures International	150,000 (13)	150,000 (13)
Carl Pipes	5,454	5,454	0	*
Carol Tambor	10,909.20 (14)	10,909.20 (14)	0
Carter Pope	18,000 (15)	18,000 (15)	0	*
Coale Enterprises LLC	100,000 (16)	100,000 (16)	0	*
Crescent International Ltd.	87,274.80 (17)	87,274.80 (17)	0	*
Crestview Capital Master LLC	308,181.80 (18)	308,181.80 (18)	0	*
Pershing LLC as custodian for Erik Klefos IRA	2,400 (19)	2,400 (19)	0	*

[1] 400,000 of the 5,945,000 shares originally offered by certain selling stockholders are no longer represented in the Selling Stockholders' table, such shares having been sold pursuant to the registration statement.

Name of Beneficial Owner	Number of Shares Beneficially Owned before the Offering	Number of Shares Offered for Sale	Number of Shares Beneficially Owned after the Offering(1)	Percentage of Shares Beneficially Owned after the Offering
DKR Soundshore Oasis Holding Fund Ltd.	414,546 (20)	414,546 (20)	0	*
Don Weir and Julie Ellen Weir Tenants in Common	6,000	6,000	0	*
Duane Renfro	10,909.20 (21)	10,909.20 (21)	0	*
Edwin Freedman	36,000 (22)	36,000 (22)	0	*
Enable Growth Partners LP	252,000 (23)	252,000 (23)	0	*
Enable Opportunity Partners LP	48,000 (24)	48,000 (24)	0	*
Genesis Microcap	54,544.80 (25)	54,544.80 (25)	0	*
George L. Ball	9,000 (26)	9,000 (26)	0	*
Gerald Golub	26,181.60 (27)	26,181.60 (27)	0	*
Glenn Fleischnacker	5,454	5,454	0	*
Gregory S. Lewis	5,454 (28)	5,454 (28)	0	*
Gryphon Master Fund, LP	320,000.40 (29)	320,000.40 (29)	0	*
GSSF Master Fund LP	159,999.60 (30)	159,999.60 (30)	0	*
Hudson Bay Fund LP	130,000 (31)	130,000 (31)	0
Hal Rothbaum	21,818.40 (32)	21,818.40 (32)	0	*
Iroquois Master Fund Ltd	556,363.20 (33)	556,363.20 (33)	0	*
James Garson	10,909.20 (34)	10,909.20 (34)	0	*
Jan Rask	12,000	12,000	0	*
Jill Simon	21,818.40 (35)	21,818.40 (35)	0	*
JMG Capital Partners LP	130,000 (36)	130,000 (36)	0	*
JMG Triton Offshore Fund Ltd	130,000 (37)	130,000 (37)	0	*
Kenneth Kaplan	10,909.20 (38)	10,909.20 (38)	0	*
Lee Harrison Corbin and Daniel A. Corbin	18,000 (39)	18,000 (39)	0	*
Matthew D. Myers	5,460 (40)	5,460 (40)	0	*
Pershing LLC as custodian for Melton Pipes IRA	5,454	5,454	0	*
Michael B. Gray	6,000 (41)	6,000 (41)	0	*
Nite Capital LP	109,090.80 (42)	109,090.80 (42)	0	*
Norman Goldberg	10,909.20 (43)	10,909.20 (43)	0	*
RAQ, LLC	109,090.80 (44)	109,090.80 (44)	0	*
Ronald Davi	32,727.60 (45)	32,727.60 (45)	0	*
Rune Medhus and Elisa Medhus	17,493.60 (46)	17,493.60 (46)	0	*
Sanders Opportunity Fund (Institutional) LP	91,656 (47)	91,656 (47)	0	*
Sanders Opportunity Fund LP	28,344 (48)	28,344 (48)	0	*
SF Capital Partners Ltd.	390,000 (49)	390,000 (49)	0	*
Smithfield Fiduciary LLC	327,272.40 (50)	327,272.40 (50)	0	*
SRG Capital, LLC	240,000 (51)	240,000 (51)	0	*
Stanley Katz	18,546 (52)	18,546 (52)	0	*
Steven J. Mayer	5,454 (53)	5,454 (53)	0	*
Steven Hall / Rebecca Hall JTWROS	5,460 (54)	5,460 (54)	0	*
Sunrise Equity Partners LP	90,909 (55)	90,909 (55)	0	*
Thomas E. Asarch and Barbara Asarch	10,909.20	10,909.20	0	*
Tom and Nancy Juda Trust	120,000 (56)	120,000 (56)	0	*
Truk International Fund, LP	17,673.60 (57)	17,673.60 (57)	0	*
Truk Opportunity Fund, LLC	178,690.80 (58)	178,690.80 (58)	0	*
TWM Associates LLC	10,909.20 (59)	10,909.20 (59)	0	*
Valerie B. Lens	10,909.20 (60)	10,909.20 (60)	0	*
Vincent Vazquez	14,400	14,400	0	*
Sanders Morris Harris Inc.	125,000 (61)	125,000 (61)	0	*

__________________________

*Less than 1%.

(1)  Assumes that all of the securities offered hereby are sold.

(2)  Includes 6,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(3)  Includes 18,181.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(4)  Elisa Medhus MD is the spouse of Rune Medhus, an employee of Sanders Morris Harris Inc., which is a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the personal account of the Atlantis Software Company Employee Profit Sharing Plan.

(5)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(6)  Includes 1,500 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.  Ben T. Morris is Chief Executive Officer of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Mr. Morris.

(7)  Includes 6,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(8)  Includes 909 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(9)  Bluegrass Growth Fund Partners, LLC is the general partner of Bluegrass Growth Fund L.P.  By virtue of such relationship, Bluegrass Growth Fund Partners, LLC may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP.  Bluegrass Growth Fund Partners, LLC disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners, LLC with respect to the shares of common stock owned by Bluegrass Growth Fund LP.  Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP.  Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

(10)  Includes 909.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Brede C. Kelfos is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD.  These securities were purchased and are held in the ordinary course of business for the investment retirement account of Mr. Klefos.

(11)  Includes 4,600 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(12)  Stanley Katz and Andrew Katz share control of the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.

(13)  Includes 25,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(14)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(15)  Includes 3,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(16)  J. Howard Coale has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.

(17)  Mel Craw, Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment adviser to Crescent International Ltd, have voting control and investment discretion over the shares of Home Solutions common stock owned by Crescent International Ltd.  Messrs. Craw, Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

(18)  Includes 58,181.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Stewart Flink, Robert Hoyt and Daniel Warsh have shared power to control the voting and disposition of the shares of Home Solutions common stock held by Crestview Capital Master Fund LLC.  Messrs Flink, Hoyt and Warsh disclaim beneficial ownership of the shares.

(19)  Includes 400 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Erik Klefos is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the investment retirement account of Mr. Klefos.

(20)  DKR SoundShore Oasis Holding Fund Ltd. is a master fund in a master-feeder structure.  The fund's investment manager is DKR Oasis Management Company LP.  Pursuant to an investment management agreement among the fund, the feeder funds and the investment manager, the investment manager has the authority to do any and all acts on behalf of the fund, including voting any shares held by the fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the investment manager.  Mr. Fisher has ultimate responsibility for trading with respect to the Fund.  Mr. Fisher disclaims beneficial ownership of the shares.

(21)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.  Don Weir is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Mr. Weir and Julie Ellen Weir Tenants in Common.

(22)  Includes 6,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(23)  Includes 42,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Mr. Mitch Levine has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.  Mr. Levine disclaims beneficial ownership of the shares.

(24)  Includes 8,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Mr. Mitch Levine has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.  Mr. Levine disclaims beneficial ownership of the shares.

(25)  Includes 9,090.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(26)  George L.  Ball is Chairman of the Board of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Mr. Ball.

(27)  Includes 4,363.60 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(28)  Includes 909 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(29)  Includes 53,333.40 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. E. B. Lyon IV has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.   E. B. Lyon IV disclaims beneficial ownership of the shares.

(30)  Includes 26,666.60 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. E. B. Lyon IV has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder. E. B. Lyon IV disclaims beneficial ownership of the shares.

(31)  Includes 130,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.  Yoav Roth is the principal of this selling stockholder and has the power to control the voting and disposition of the shares of Home Solutions common stock held by it.

(32)  Includes 3,636.40 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(33)  Includes 92,727.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Mr. Joshua Silverman has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.  Mr. Silverman disclaims beneficial ownership of the shares.

(34)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(35)  Includes 3,636.40 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(36) Includes 30,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. JMG Capital Partners, L.P. is a California limited partnership.  Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over the shares being registered on behalf of JMG Capital Partners, L.P.  The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation.  Jonathan M. Glaser is the executive officer and director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners, L.P.'s portfolio holdings.

(37)  Includes 30,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. JMG Triton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands.  JMG Triton Offshore Fund, Ltd.'s investment manager is Pacific Assets Management LLC, a Delaware limited liability company that has voting and dispositive power over the shares being registered on behalf of JMG Triton Offshore Fund, Ltd.  The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a California corporation and Asset Alliance Holdings Corp., a Delaware corporation.  The equity interests of Pacific Asset Management, Inc are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David.  Messrs. Glaser and Richter have sole investment discretion over JMG Triton Offshore Fund, Ltd.'s portfolio holdings

(38)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(39)  Includes 3,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(40)  Includes 910 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(41)  Includes 1,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(42)  Includes 18,181.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Keith Goodman, a manager of the general partner of Nite Capital LP has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.   Mr. Goodman disclaims beneficial ownership of these shares.

(43)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(44)  Includes 18,181.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. RAQ, LLC is a limited liability company, whose managing member is Lindsay A. Rosenwald, M.D., who is the sole shareholder and Chairman of Paramount Biocapital,, Inc. a NASD member broker-dealer.  Lindsay A. Rosenwald, M.D. has the power to control the voting and disposition of the shares of Home Solutions common stock held by this selling stockholder.

(45)  Includes 5,454.60 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(46)  Renu Medhus is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Mr. Medhus and Elisa Medhus.

(47)  Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund (Institutional), L.P., exercises voting and investment authority over the Home Solutions common stock held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P.

(48)  Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund, L.P., exercises voting and investment authority over the Home Solutions common stock held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P.

(49)  Includes 65,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Mr. Michael A. Roth and Mr. Brian J. Stark control voting and disposition of shares of Home Solutions common stock held by this selling stockholder.  Messrs. Roth and Stark disclaim beneficial ownership of the shares.

(50)  Includes 54,545.40 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment decision over securities held by Smithfield Fiduciary LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the shares of Home Solutions common stock held by Smithfield Fiduciary LLC.

(51)  Includes 40,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(52)  Includes 3,091 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(53)  Includes 909 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(54)  Includes 910 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(55)  Level Counter, LLC is the general partner of Sunrise Equity Partners, L.P.  Mr. Nathan Low, Ms. Marilyn Adler and Mr. Amnon Mandelbaum share control over Level Counter, LLC, and thus, share control of the voting and disposition of the shares of Home Solutions common stock held by Sunrise Equity Partners, L.P.

(56)  Includes 20,000 shares issuable upon exercise of warrants at an exercise price of $5.50 per share  Tom Juda and Nancy Juda, co-trustees of the Tom and Nancy Juda Living Trust, exercise voting and investment authority over the shares held by this selling stockholder. Tom Juda is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the personal account of the Tom and Nancy Juda Living Trust.

(57)  Includes 2,945.60 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(58)  Includes 29,781.80 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(59)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share. TWM Associates LLC is a New York limited liability company that is managed by Scott Stone who has the ultimate control over the voting and disposition of the shares of Home Solutions common stock held by TWM Associates LLC.  Mr. Stone is not a member of TWM Associates LLC and thus, disclaims beneficial ownership of the shares.

(60)  Includes 1,818.20 shares issuable upon exercise of warrants at an exercise price of $5.50 per share.

(61) Ben T. Morris serves as Chief Executive Officer of Sanders Morris Harris Inc. and, in such capacity may be deemed to exercise voting and investment authority over the Home Solutions common stock held by this selling stockholder. Additionally, Don A. Sanders serves as Chairman of the Executive Committee of Sanders Morris Harris Inc. and, in such capacity may also be deemed to exercise voting and investment authority over the Home Solutions common stock held by this selling stockholder. Sanders Morris Harris Inc. is a registered broker/dealer and is a member of the NASD.

__________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense

_____________________________________________

The date of this Prospectus Supplement is August 4, 2006